Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our report dated May 7, 2021, with respect to our audit on the financial statements of StartEngine Collectibles Fund 1, LLC, as of and for the period ended December 31, 2020, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

October 27, 2021